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                                                            EXHIBIT 4.5


                   Selective Insurance Group, Inc.
                       Restricted Stock Grant

          THIS DOCUMENT EVIDENCES A RESTRICTED STOCK GRANT (the "Grant"), effective the _______ day of ___________, 1999 from SELECTIVE INSURANCE GROUP, INC., a New Jersey Corporation, with its principal office at 40 Wantage Avenue, Branchville, New Jersey 07890 (hereinafter called the "Company"), to __________, an employee of PDA Software Services, Inc., a subsidiary of the Company, residing at ___________________ (hereinafter called the "Employee").

                           WITNESSETH THAT:

          WHEREAS, the Company has selected the Employee to receive an award of restricted stock, subject to the terms and conditions of this written document.

          NOW THEREFORE, the Company hereby grants to the Employee, subject to the terms and conditions hereinafter set forth, an award (the "Award") of ___________ shares of the Company's common stock, par value $2.00 per share (the "Shares"). The Award shall be subject to the terms and conditions of this Grant. By accepting the Grant, the Employee agrees to be bound by the provisions hereof.

          1. (a) Within thirty (30) days after the effective date of this Grant, the Shares shall be issued and registered in the name of Employee and shall be deposited in escrow with the Company pursuant to the provisions hereof. The Shares, when issued, will be validly issued, fully-paid and nonassessable.

               (b) Any and all cash dividends and/or distributions with respect to the Shares shall be automatically deposited in escrow with the Company pursuant hereto. Such cash dividends will accumulate for the benefit of the Employee without any interest accrual. Any other dividends and/or distributions with respect to the Shares, including, but not limited to, any stock dividend, stock division, combination of shares or otherwise, and any distribution of the property or assets of the Company with respect to the Shares shall be accumulated and shall be retained by the Company in escrow and shall be deemed to be Shares. If any dividend or distribution with respect to the shares is delivered to Employee, Employee will deposit such dividend or distribution with the Company in escrow pursuant hereto.

          2. Subject to the provisions of Section 3 hereof, the Shares and any and all accumulated dividends and distributions with respect thereto shall vest to Employee on February 3, 2003 (the "Vesting Date") and, shall no longer be subject to forfeiture provided that Employee shall have remained in the full-time employ of the Company or a subsidiary of the Company from and after the date hereof to and including the Vesting Date.

          At such time as the Company shall have determined that the foregoing condition has been satisfied, the Company shall release from escrow to Employee the Shares and any and all accumulated dividends and distributions with respect thereto.



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          3.   (a)  If Employee shall cease to be employed full-time by the
Company or any of its subsidiaries prior to the Vesting Date for any reason other than death, total disability or retirement, the Award shall immediately be forfeited and shall be void.

               (b) If Employee shall cease to be employed full-time by the Company or any of its subsidiaries by reason of death, total disability or retirement, Employee or his executor, administrator, personal representa-tive, heirs or beneficiaries, as the case may be, shall be entitled to receive, upon vesting, all of the Shares, together with any and all accumulated dividends and distributions with respect thereto.

               (c)  Notwithstanding the provisions of Section 2 hereof and
Section 3(b) hereof, the Shares and any and all accumulated dividends, and distributions with respect thereto shall immediately vest to Employee or to Employee's executor, administrator, personal representative, heirs or beneficiaries, as the case may be, and the Vesting Date shall be deemed to have occurred, upon the occurrence prior to February 3, 2003 of a "Change in Control" of the Company, as hereinafter defined. For the purposes of this Grant, Change in Control of the Company (a "Change in Control") shall mean the occurrence of an event of a nature that would be required to be reported in response to Item 1(a) of a Current Report on Form 8-K, as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), provided, however, that a Change in Control shall, in any event, conclusively be deemed to have occurred upon the first to occur of a one of the following events:

                    (i) The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such person's or group's owning of record or beneficially twenty-five percent (25%) or more, of any class of voting securities of the Company;

                   (ii) The acquisition by any person or group, including, without limitation, any current stockholder or stockholders of the Company, of securities of the Company resulting in such person's or group's owning of record or beneficially twenty percent (20%) or more, but less than twenty-five percent (25%), of any class of voting securities of the Company, if the Board of Directors of the Company (the "Company Board") adopts a resolution that such acquisition constitutes a Change in Control;

                  (iii) The sale or disposition of all or substantially all of the assets of the Company;

                   (iv) The reorganization, recapitalization, merger, consolidation or other business combination involving the Company the result of which is the ownership by the stockholders of the Company of less, than eighty percent (80%) of those voting securities of the resulting or acquiring entity having the power to elect a majority of the board of directors of such entity; or

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                    (v)  A change in the membership in the Company Board
which, taken in conjunction with any other prior or concurrent changes, results in twenty percent (20%) or more of the membership of the Company Board being persons not nominated by the Company Board as set forth in the Company's then most recent proxy statement, excluding changes resulting from substitutions by the Company Board because of retirement or death of a director or directors, removal of a director or directors by the Company Board or resignation of a director or directors due to demonstrated disability or incapacity.

          Notwithstanding anything in this Section 3(c) to the contrary, no Change in Control shall be deemed to have occurred for the purposes of this Grant by virtue of any transaction which results in Employee, or a group of persons which includes the Employee, acquiring, directly or indirectly, voting securities of the Company.

          For the purpose of this Section 3 (c), the following definitions shall apply:

                    (i) the terms "person" and "beneficial owner" shall have the meanings set forth in Regulation 13D under the Exchange Act, as such Regulation exists on the date hereof;

                   (ii) the term "voting security" shall include any security that has, or may have upon an event of default or in respect to any transaction, a right to vote on any matter upon which the holder of any class of common stock of the Company would have a night to vote;

                  (iii) the term "group" shall have the meaning set forth in Section 13(d)(3) of the Exchange Act; and

                   (iv) the term "substantially all of the assets of the Company" shall mean more than fifty percent (50%) of the Company's assets on a consolidated basis, as shown in the Company's most recent audited balance sheet.

          4. The Shares and any accumulated dividends and distributions with respect thereto may not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of by Employee other than as expressly provided in Section 3(b) hereof by reason of the Employee's death or disability until the release from escrow of the Shares and any accumulated dividends and distributions with respect thereto. The Shares and any shares of the Company's common stock distributed with respect thereto may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under the Act covering, the Shares except in compliance with Rule 144 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Act") or otherwise pursuant to an exemption from the registration requirements under the Act which may, in the opinion of counsel for the Company, be available.

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          5.   The Company shall be under no obligation to release from
escrow the Shares and any accumulated dividends and distributions with respect thereto until Employee has paid or caused to be paid all taxes required to be withheld with respect to the issuance and vesting of Shares and such dividends and distributions pursuant to applicable law.

          6. If, prior to the release from escrow by the Company of the Shares, there shall be any increases or reductions in the number of shares of the Company's common stock outstanding by reason of any stock dividends or stock divisions or other readjustments or, if there is any other material change in the capital structure of the Company by reason of any reclassification, reorganization, recapitalization or otherwise, there shall be a proportionate and equitable adjustment of the Award with respect to the amount and class of Shares subject to the Award as shall be conclusively determined by the Company.

          7. The Company may, in its discretion after the Vesting Date, but shall not be obligated to, authorize the Company to purchase from Employee for cash such number of shares which shall have vested to Employee on the Vesting Date, at the fair market value thereof, as conclusively determined by the Company, sufficient for Employee to pay taxes required by law on the fair market value of such Shares and any and all accumulated dividends and distributions with respect thereto. The Company or subsidiary shall, if legally required, deduct from any compensation payable by it to Employee any taxes required by applicable law to be withheld with respect to the issuance or vesting of Shares and any and all accumulated dividends and distributions with respect thereto, pursuant to the Award and the payment of any amounts described in this Section 7.

          8. Except as otherwise specifically required by any pension, retirement, group insurance or other benefit plan of the Company or its subsidiaries, the Award evidenced by this Grant shall not be taken into account in determining the Employee's benefits under such plans.

          9. The Company shall have exclusive authority to interpret all matters relating to this Grant and to prescribe, amend or rescind rules and regulations relating to this Grant, and that the Company's determinations on such matters shall be final, conclusive and binding on the parties to this Grant. The authority of the Company under this Grant may be delegated by the Company Board to an individual, committee of individuals or other entity (the "Delegate"). In the event of such delegation, that Delegate will possess (concurrently with the Company) all of the power and authority of, and will be authorized to take any and all actions required to be taken hereunder by the Company, subject to such conditions and limitations as the Company Board may prescribe.

         10. Any claim by Employee against the Company or any subsidiary, employee, officer or director thereof, arising out of or in connection with this Grant shall, irrespective of the jurisdiction in which such claim may be asserted, be barred by the expiration of one (1) year after the date of the act or omission in respect of which such claim arises, and no such claim shall be

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asserted against the Company or any subsidiary, employee, officer or director thereof after the expiration of such one-year period.

         11. This Grant is not an agreement to employ or to continue the employment of Employee. Nothing in this Grant shall be deemed to create any limitation or restriction upon such rights as the Company would otherwise have to terminate the employment of the Employee at any time for any reason.

         12. This Grant and all determinations made and actions taken pursuant hereto shall be governed by the laws of the state of New Jersey pertaining to contracts made and to be performed wholly within such jurisdiction.

         13. This Grant represents all terms and conditions regarding the subject matter hereof and all prior or contemporaneous agreements or understandings, whether oral or in writing, are deemed to be merged herein.

         14. This Grant may be amended by the Company at any time; provided, however, that subject to Section 6 hereof, no amendment may reduce the number of Shares subject to this Grant or defer the Vesting Date without the consent of the Employee. Any amendment to this Grant will be made in writing and executed by an officer of the Company.

         15. Any notice or other communication to be sent to a party under this Grant may be sent by regular first-class U.S. Mail, postage prepaid, to the address specified for the party in the preamble of this Grant, or to such other address as a party may specify by proper notice under this Grant.

          IN WITNESS WHEREOF, the Company his issued and the Employee has accepted and agreed to be bound by the provisions of this Grant, effective as of the date first above written.

                                         SELECTIVE INSURANCE GROUP, INC.



                                         By: ___________________________

                                         Title: ________________________


                                         EMPLOYEE


                                         ______________________________



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